EXHIBIT 4.1



55 Water Street, 45th Floor                      Frank A. Ciccotto, Jr.
New York, NY  10041                              Managing Director
Tel. 212-438-4417                                E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                               STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                 April 25, 2002


Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois 60181

The Bank of New York
Unit Investment Trust Dept.
15 Broad Street, 14th Floor
New York, New York 10005

              Re: Van Kampen Focus Portfolios, Municipal Series 375
                   Insured Municipals Income Trust, Series 444
             California Insured Municipals Income Trust, Series 191
            Pennsylvania Insured Municipals Income Trust, Series 261


Gentlemen:

     We have examined Registration Statement File Nos. 333-84606 for the above mentioned trust. We hereby acknowledge that Kenny S &P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

         In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

         You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                              Sincerely,


                                                              Frank A Ciccotto
                                                              Vice President